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PRICING SUPPLEMENT NO. 22 DATED                        Filed Pursuant to
JANUARY 11, 2001 TO PROSPECTUS DATED                   Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS             File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000


                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series F
                Due 9 Months to 25 Years from date of issue

      Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:             $1,883,000.00
Original Issue Date (Settlement Date):  January 17, 2001
Stated Maturity Date:                   December 15, 2005
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          8.000% Per Annum
Interest Payment Dates:                 December 15 and June 15 and
                                        Semi-Annually Thereafter
                                        Commencing June 15, 2001

Survivor's Option:                      [ X ] Yes      [  ] No
Optional Redemption:                    [ X ] Yes      [  ] No

Initial Redemption Date:                December 15, 2002
Redemption Price:                       Initially 100%

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $  167,000.00
Prudential Securities Incorporated      $  290,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $  769,000.00
Raymond James & Associates, Inc         $  557,000.00
J.W. Korth & Company                    $  100,000.00
      Total                             $1,883,000.00


                                        Per Note Sold by
                                        Agents To Public        Total

Issue Price:                            $    1,000.00       $1,883,000.00
Agent's Discount or Commission:         $        6.00       $   11,298.00
Maximum Dealer's Discount or
  Selling Concession:                   $       12.50       $   23,537.50
Proceeds to the Company:                $      981.50       $1,848,164.50

CUSIP Number:  12589Q6G6